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                                                                      Exhibit 23



                        Consent of Independent Auditors


The Board of Directors
CompuCom Systems, Inc.:



We consent to the incorporation by reference in Registration Statements (No. 33-30056 and No. 33-85268) on Form S-8 of CompuCom Systems, Inc. of our report dated July 10, 2000 relating to the statements of net assets available for benefits of CompuCom Systems, Inc. 401(k) Matched Savings Plan as of December 30, 1999 and December 31, 1998, and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule, which report appears in the December 30, 1999 annual report on Form 11-K of the CompuCom Systems, Inc. 401(k) Matched Savings Plan filed by CompuCom Systems, Inc.


                                                       KPMG LLP

Dallas, Texas
July 10, 2000